NEWS RELEASE                                                     Exhibit 99.1
For further information contact:

Kerry J. Chauvin                                         Joseph "Duke" Gallagher
Chief Executive Officer                                  Chief Financial Officer
(504) 872-2100                                                    (504) 872-2100
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FOR IMMEDIATE RELEASE
THURSDAY, JULY 22, 1999



                         GULF ISLAND FABRICATION, INC.
                        REPORTS SECOND QUARTER EARNINGS


     Houma, LA - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $2.0 million ($.17 diluted EPS) on revenue of $28.1 million for its second quarter ended June 30, 1999, compared to net income of $5.2 million ($.44 diluted EPS) on revenue of $50.6 million for the second quarter ended June 30, 1998. Net income for the first six months of 1999 was $3.9 million ($.33 diluted EPS) on revenue of $58.4 million, compared to net income of $9.4 million ($.80 diluted EPS) on revenue of $97.6 million for the first six months of 1998.

     At June 30, 1999, the company had a revenue backlog of $58.7 million and a labor backlog of approximately one million man-hours remaining to work.

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, steel warehousing and sales, and the fabrication of offshore living quarters.
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                         GULF ISLAND FABRICATION, INC.
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                     (in thousands, except per share data)

                                                       Three Months Ended            Six Months Ended
                                                            June 30,                      June 30,
                                                     ----------------------       -----------------------
                                                       1999          1998           1999          1998
                                                     --------     ---------       ---------     ---------
Revenue                                              $ 28,106     $ 50,641         $ 58,435     $ 97,555
Cost of revenue                                        24,093       40,874           50,196       79,477
                                                     --------     ---------       ---------     ---------
Gross profit                                            4,013        9,767            8,239       18,078
General and administrative expenses                       989        1,460            2,271        3,074
                                                     --------     ---------       ---------     ---------
Operating income                                        3,024        8,307            5,968       15,004
Other expense (income):
  Interest expense                                         14           11               35           53
  Interest income                                        (166)         (22)            (267)         (89)
  Other - net                                              39            4              (10)           4
                                                     --------     ---------       ---------     ---------
                                                         (113)          (7)            (242)         (32)
                                                     --------     ---------       ---------     ---------
Income before income taxes                              3,137        8,314            6,210       15,036
Income taxes                                            1,182        3,163            2,330        5,652
                                                     --------     ---------       ---------     ---------
Net income                                           $  1,955     $  5,151         $  3,880     $  9,384
                                                     ========     =========       =========     =========
Per share data:
  Basic earnings per share                           $   0.17     $   0.44         $   0.33     $   0.81
                                                     ========     =========       =========     =========
  Diluted earnings per share /(1)/                   $   0.17     $   0.44         $   0.33     $   0.80
                                                     ========     =========       =========     =========
Weighted-average shares                                11,638       11,632           11,638       11,622
                                                     ========     =========       =========     =========
Adjusted weighted-average shares /(1)/                 11,707       11,721           11,681       11,719
                                                     ========     =========       =========     =========
Depreciation and amortization
  included in expense above                          $  1,251     $  1,037         $  2,452     $  2,030
                                                     ========     =========       =========     =========

(1) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.